Press Release – Mifflintown, PA – October 29, 2013 Juniata Valley Financial Corp. Announces Quarterly Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended September 30, 2013 were $1,019,000 and $0.24, respectively, compared to $1,132,000 and $0.27, respectively, for the quarter ended September 30, 2012. For the first nine months of 2013, net income was $3,034,000, and earnings per share were $0.72, representing increases of 9.7% and 10.8%, respectively, as compared to the first nine months of 2012.

Juniata Valley's third quarter 2013 earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the third quarter of 2012 and to the immediate preceding quarter ending June 30, 2013, are shown in the table below.

	Quarter Ended
	September 30, 2013	September 30, 2012	June 30, 2013
	Results	Results	Results
Net Income	$1,019,000	$1,132,000	$1,009,000
ROA	0.90%	0.99%	0.89%
ROE	8.35%	9.07%	8.03%
EPS (basic and fully diluted)	$0.24	$0.27	$0.24

The net interest margin on a fully tax-equivalent basis rose by 4 basis points to 3.54% in the third quarter of 2013 compared to the immediate preceding quarter. As compared to the third quarter in 2012, the net interest margin was 3 basis points lower. Net interest income decreased when compared to the same quarter one year ago, primarily as a result of lower yielding earning assets in the current period, as the sustained period of low market interest rates continued. On a year-to-date basis for the nine months ended September 30, the net interest margin was 3.51% in 2013 versus 3.70% in 2012, due primarily to lower balances and yields on loans. Compared to the first nine months of 2012, average loan balances for the first nine months of 2013 declined by 2.9%. Several factors contributed to the decrease in loan balances. Non-performing and risk rated loans were addressed, through liquidation of loans or exit from the relationships, and soft economic conditions weakened loan demand when compared to one year ago. Additionally, in order to minimize long-term interest rate risk, most fixed-rate residential mortgage loans originated by Juniata in 2013 were sold into the secondary market, with Juniata retaining the associated servicing rights; while this activity allows the generation of fee income, it also limits the growth of loans. During the most recent quarter, outstanding loan balances increased, with the balance of total loans as of September 30, 2013 being 1.9% higher than at year-end 2012. New loan activity during the third quarter resulted in an increase in outstanding balances of 2.7% at September 30, 2013 compared to the immediately preceding quarter-end.

Ms. Barber commented, “Third quarter lending activity was strong enough to more than offset structured repayments and payoffs, beginning to reverse downward trends experienced since 2008. As expected, modest growth in loans outstanding was realized in the third quarter and is anticipated to continue throughout year end. Growth in earning assets and improvement in credit quality have positively impacted our earnings this quarter as compared to the immediate preceding quarter.”

The Bank continued its efforts to address non-performing and potential non-performing loans and, as a result, the level of such loans declined during the third quarter of 2013. Total non-performing loans as of September 30, 2013 reflected an improvement of 12.3% compared to December 31, 2012, and 13.1% as compared to September 30, 2012.

Non-interest income in the third quarter of 2013 decreased by 3.0% and 18.4%, respectively, when compared to the immediate preceding quarter and the same quarter one year ago. Similarly, on a year-to-date basis, non-interest income in the first nine months of 2012 exceeded non-interest income in the first nine months of 2013 by 9.6%, primarily due to reductions in fees and gains related to originating loans to be sold in the secondary market. These loan origination activities decreased in 2013 as compared to the activity experienced in 2012, resulting in a decline in associated fee income when comparing the third quarter and year-to-date 2013 periods with third quarter and year-to-date 2012 periods.

The Bank is a partner in a low-income housing project designed to support the local community and generate tax credits for the investor. The investment, when fully funded, will be $4.7 million. The investment will be fully amortized over the ten-year term of the qualified tax credits and such amortization and tax credits began to be recognized in the second quarter of 2013. As a result, non-interest expense in the third quarter of 2013 included $145,000 of amortization expense that was also recorded in the prior quarter but not in the prior year periods. The amortization expense was offset by recording the benefit of the tax credit of $185,000 as part of the tax provision in each of the most recent two quarters. Excluding the effect of the amortization expense, non-interest expense decreased in the third quarter of 2013 by 2.1%, when compared to the same quarter one year ago, and by 3.2% when comparing the first nine months of 2013 to the first nine months of 2012. In each instance, the decrease was due primarily to lower costs of employee benefits.

The tax provision of $60,000 and $459,000 in the third quarter and year-to-date 2013, respectively, reflected the application of the aforementioned tax credit which lowered the effective tax rate from 21.0% in the first nine months of 2012 to 13.1% in the first nine months of 2013.

Total assets of $456.8 million on September 30, 2013 reflected an increase of 1.8% from December 31, 2012.

On October 15, 2013, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the fourth quarter of 2013, payable on December 2, 2013 to shareholders of record on November 15, 2013.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.